Exhibit 10.1

Draft - Subject to final approval by management

SETTLEMENT AGREEMENT

Between
Savara Inc.
900 S. Capital of Texas Highway
Suite 150
Austin, TX 78746

(Hereinafter “Savara”)

and

Serenova A/S
Kildeager 5A
2680 SolrØd Strand

(Hereinafter “Serenova”)
1.	Background
1.1

This Settlement Agreement is executed to witness the full, final and complete settlement between Savara and Serenova with respect to any and all disputes, claims or potential claims arising between them in regard to the payment of service fees and actual costs to TFS Trial Form Support International AB (“TFS”) and DOT World Co., Ltd. (“DOT”) in the amount of JPY 53,528,875 and related consumption taxes in the amount of JPY 1,992,600 (collectively, the “TFS Invoices”), related to the IMPALA study.

1.2

TFS and DOT have made claims against Savara for the TFS Invoices. According to TFS and Savara, the TFS Invoices are related to the IMPALA study for activities performed for Serenova (formerly Serendex Pharmaceuticals A/S) prior to July 15, 2016 which was the closing date under the Business Transfer Agreement and the Addendum to the Business Transfer Agreement, dated May 13, 2016 (collectively, the “BTA”) between Savara and Serenova.

1.3

According to Savara, the liabilities for the TFS Invoices were not assumed by Savara and are the sole responsibility of Serenova. In spite of this, Savara has chosen to pay the TFS Invoices as TFS and DOT threatened to cease performing under their contracts with Savara until the payments were made.

1.4

With reference to the contracts between TFS and Serenova (that were assumed by Savara) Serenova has disputed the TFS Invoices. Serenova is of the opinion that neither TFS, DOT nor Savara has a legitimate claim against Serenova in relation to the TFS Invoices.

2.	Settlement
2.1	The parties hereto agree to settle the dispute described in Section 1 above as follows:
2.2

Serenova shall pay an amount of USD 336,886.82 to Savara. The amount equals to 2/3 of the TFS Payments. Payment must be made no later than 15 days after the Effective Date and shall be made by wire transfer to an account designated by Savara (the “Payment Date”).

2.3

Subject to the provisions of this Section 2.3, Savara agrees to sell to Serenova up to 650,000 shares of Savara common stock (the “Savara Shares”) at a price per share equal to 90% of the volume weighted average price (VWAP) of Savara common stock for the five (5) trading days ending on the date that Serenova provides written notice to Savara of its election to purchases such shares (the “Election Notice”). Serenova shall have the right, but not the obligation, to purchase the Savara Shares by delivering the Election Notice to Savara at any time during the Notice Period (as defined below). The Notice Period shall begin on the Payment Date and shall terminate ninety (90) days after the Effective Date. The sale of the Savara Shares to Serenova shall be made pursuant to an exemption from the registration requirements of applicable U.S. securities laws as determined by Savara and Serenova shall execute and deliver to Savara a purchase agreement (in a form to be provided by Savara) (the “Purchase Agreement”) containing such investment representations that Savara deems necessary to comply with such securities exemption. Serenova acknowledges that the Savara Shares will not be registered under U.S. securities laws and may only be sold pursuant to an applicable exemption from such laws such as Rule 144 which requires, among other things, that the shares be held for at least six (6) months from the date of sale. The closing of the sale of the Savara Shares to Serenova shall occur upon the execution of the Purchase Agreement by Serenova and the payment of the purchase price by Serenova to Savara by wire transfer to an account designated by Savara.

3.	General Provisions
3.1	Each Party's expenses and fees plus expenses of its advisors incurred in connection with the negotiation, delivery and performance of this Settlement Agreement are paid by such Party.
3.2

The content of this Settlement Agreement is confidential and shall be treated as confidential by both parties. The parties shall thus refrain from all external communication no matter in what form on the subject of this Settlement Agreement. Notwithstanding the foregoing, Savara may disclose this Settlement Agreement as required in connection with reports it files with the U.S. Securities and Exchange Commission or where such disclosure is required by other regulatory or government authority. The Effective Date of this Settlement Agreement is the last date on which a signatory hereto signs this Settlement Agreement.

3.3

The signatories signing this Settlement Agreement represent and warrant that they are duly authorised to execute this Settlement Agreement on behalf of the parties and to bind said entities to the terms, conditions, provisions, and obligations set forth in this Settlement Agreement.

4.	Signatories

On behalf of Savara	On behalf of Serenova

Date: September 1st, 2017	Date: 1st of September 2017